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EXHIBIT 24.2

                                POWER-OF-ATTORNEY

         The Sellers set forth on Schedule "A" hereto expressly constitute and appoint Henk Smit his, her or its true and lawful attorney-in-fact and agent for him, her or it and in his, her or its name, place and stead, in any and all capacities, and grants to Henk Smit the full power and authority to represent Sellers, to take any and all actions with respect to entering into

1. a Share Exchange Agreement (the "Agreement") among the shareholders of Global Information Group USA Inc. ("GIG") and ADVA International Inc. ("ADVA") pursuant to which, among other things, the GIG shareholders shall exchange all their shares in GIG in return for approximately 94.57% of the outstanding shares of ADVA, and

2. a Termination Agreement and Mutual Release (the "Termination Agreement") among Inrisco B.V., the shareholders of GIG and GIG, pursuant to which, among other things, the clauses 3,4,6 and 7 of the agreement between Inrisco B.V. and GIG dated May 14, 1998 are terminated, the Agreement and the Termination Agreement collectively also referred to as the "Agreements",

         on behalf of Sellers including, but not limited to, (a) executing the Agreements and any and all documents related thereto; (b) receiving all notices, consents and similar communications from Buyer or the Company to Sellers; (c) agreeing to, executing and delivering any waiver, consent or amendment under or to the Agreement or other documents related thereto, provided that no such waiver, consent or amendment under the Agreements shall affect the number of shares to be issued to each Seller; (d) executing and delivering any certificate, document other instrument required by or in connection with the consummation of the transactions contemplated hereby, including, without limitation, assignments separate from certificate or affidavits of lost certificate, as the case may be, with respect to the GIG shares being transferred by Sellers; and (e) taking such actions and executing and delivering such documents as may be necessary or desirable to effect the transactions contemplated by the Agreement.

         IN WITNESS WHEREOF, individual Sellers have executed this power-of-attorney this 1st day of May, 2000.

SELLERS:

/s/Charles Langereis
------------------------------------
Charles Langereis


/s/Jouke V.J.P. Brada
------------------------------------
Jouke V.J.P. Brada


/s/Henri B.G. Sijthoff
------------------------------------
Henri B.G. Sijthoff


/s/ Henri B.G. Sijthoff
------------------------------------
Inrisco B.V.
By Henri B.G. Sijthoff



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                                   EXHIBIT "A"

                                Charles Langereis
                               Jouke V.J.P. Brada
                              Henri B. G. Sijthoff
                                  Inrisco B.V.